Exhibit T3D-2

Court File No.: CV-23-00709606-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

THE HONOURABLE	)	TUESDAY, THE 19th
)
JUSTICE KIMMEL	)	DAY OF DECEMBER, 2023
)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF AYR WELLNESS CANADA HOLDINGS INC., AND INVOLVING AYR WELLNESS INC., 242 CANNABIS LLC, AYR OHIO LLC, AYR WELLNESS HOLDINGS LLC, AYR WELLNESS NJ LLC, BP SOLUTIONS LLC, CSAC ACQUISITION IL CORP., CSAC ACQUISITION NJ CORP., CSAC ACQUISITION NV CORP., CSAC ACQUISITION TX CORP., CSAC HOLDINGS INC., CULTIVAUNA, LLC, DFMMJ INVESTMENTS LLC, DWC INVESTMENTS, LLC, GREEN LIGHT HOLDINGS, LLC, GREEN LIGHT MANAGEMENT, LLC, HERBAL REMEDIES DISPENSARIES, LLC, KLYMB PROJECT MANAGEMENT, INC., KYND-STRAINZ LLC, LEMON AIDE LLC, LIVFREE WELLNESS LLC, PA NATURAL MEDICINE LLC, PARKER SOLUTIONS NJ, LLC, TAHOE CAPITAL COMPANY, TAHOE HYDROPONICS COMPANY, LLC, TAHOE-RENO BOTANICALS, LLC, TAHOE-RENO EXTRACTIONS, LLC, CSAC ACQUISITION FL CORP., CSAC ACQUISITION INC., CSAC ACQUISITION MA II CORP., AMETHYST HEALTH LLC, CANNTECH PA, LLC, CSAC ACQUISITION CONNECTICUT LLC, MERCER STRATEGIES PA, LLC, CSAC ACQUISITION PA CORP., CSAC ACQUISITION PA II CORP., DOCHOUSE, LLC, SIRA NATURALS, INC., ESKAR LLC AND AYR NJ LLC, CSAC OHIO, LLC, MERCER STRATEGIES FL, LLC, PARKER RE MA, LLC, PARKER RE PA, LLC, PARKER SOLUTIONS IL, LLC, PARKER SOLUTIONS OH, LLC, PARKER SOLUTIONS PA, LLC, PARKER SOLUTIONS FL, LLC, MERCER STRATEGIES MA, LLC, PARKER SOLUTIONS MA, LLC

FINAL ORDER

THIS APPLICATION made by Ayr Wellness Canada Holdings Inc. (the “Applicant” and, together with Ayr Wellness Inc., “Ayr”) for a final order (this “Final Order”) in connection with an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, (the “CBCA”) was heard this day by judicial videoconference via Zoom.

ON READING the Notice of Application issued on November 14, 2023 and the affidavit of Brad Asher, sworn November 13, 2023, (the “Asher Affidavit”), the Interim Order of this Court dated November 15, 2023 (the “Interim Order”), the affidavit of Brad Asher, sworn December 15, 2023, the Plan of Arrangement attached as Schedule “A” to this Order (the “Plan”) and the Circular;

ON HEARING the submissions of counsel for Ayr and counsel for certain holders of the 12.5% senior notes due December 10, 2024 issued by Ayr Wellness Inc. (the “2024 Notes” and holders of such 2024 Notes, the “2024 Noteholders”) party to the Support Agreement dated October 31, 2023, including all schedules attached thereto (the “Support Agreement”) among Ayr, certain affiliates of Ayr, and the 2024 Noteholders party thereto (the “Supporting Senior Noteholders”), and on being advised by counsel to Ayr (a) that the Director appointed under the CBCA (the “Director”) [does not consider it necessary to appear]; (b) this Order and the declaration of fairness included herein will be relied upon by Ayr as the basis for an exemption pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, (the “U.S. Securities Act”) from the registration requirements otherwise imposed by the U.S. Securities Act, regarding the distribution of the New 2026 Exchange Notes and New Ayr Shares and on hearing the submissions on behalf of Exodus Acquisition LLC, a 2024 Noteholder opposing the approval of the Plan,

Definitions

1.            THIS COURT ORDERS that all definitions used in this Final Order shall have the meanings ascribed thereto in the Plan or otherwise as specifically defined herein.

Service

2.            THIS COURT ORDERS that there has been good and sufficient service, delivery and notice of the Application, the Interim Order, the 2024 Noteholders Meeting, the Circular, and the Shareholder Letter to all Persons upon which service, delivery and notice were required by the terms of the Interim Order and that the 2024 Noteholder Meeting was duly called and conducted in conformity with the Interim Order and the CBCA.

3.            THIS COURT ORDERS that service of this Final Order shall be made on all Persons who appeared on this Application, either by counsel or in person, and upon the Director, but is otherwise dispensed with.

Approval of Arrangement

4.            THIS COURT ORDERS that:

(a)	the Arrangement, as described in the Plan, is an arrangement within the meaning of section 192 of the CBCA;

(b)	the Court is satisfied that Ayr has acted, and are acting, in good faith and with due diligence, and have complied with the provisions of the CBCA and the Interim Order in all respects;

(c)	the Arrangement, as described in the Plan, and including the distribution of New 2026 Exchange Notes, New Ayr Shares, Backstop Shares and Anti-Dilutive Warrants contemplated thereby, is fair and reasonable, and fair to all persons entitled to receive such securities; and

(d)	the Arrangement, as described in the Plan, shall be and is hereby approved.

5.            THIS COURT ORDERS that each of the Ayr Entities, the Indenture Trustee, the Warrant Agent, the Transfer Agent, the Proxy, Information and Exchange Agent, CDS, Intermediaries and other applicable agents are authorized and directed to take all steps and actions necessary or appropriate to implement the Plan and the Arrangement and the other transactions contemplated thereby in accordance with and subject to the terms of the Plan, including (a) to enter into any agreements or other documents which are to come into effect in connection with the Arrangement, and (b) to execute and deliver (or direct to be executed and delivered) such releases, terminations, discharges, security agreements, liens and guarantees as are required to give effect to the Plan and the Arrangement.

6.            THIS COURT ORDERS that as of the Effective Date, and as at the times and sequences set forth in the Plan, the Plan and all associated steps and transactions shall be binding and effective as set out in the Plan, and on the terms and conditions set forth in this Order, upon the (a) Ayr Entities, (b) all current and former 2024 Noteholders, Ayr Shareholders and Ayr Exchangeable Shareholders, (c) all current and former beneficial holders of 2024 Notes, Ayr Shares and Ayr Exchangeable Shares, (d) the Backstop Provider, (e) the Indenture Trustee, (f) the Warrant Agent, (g) the Transfer Agent, (h) the Depositary, (i) CDS, (j) all holders of Released Claims, (k) the Released Parties, and (l) all other Persons affected by the Plan.

7.            THIS COURT ORDERS that the transactions contemplated by and to be implemented pursuant to the Plan shall not be void or voidable under federal or provincial legislation and shall not constitute and shall not be deemed to be preferences, assignments, fraudulent conveyances, transfers at undervalue, or other reviewable transactions under any applicable federal or provincial legislation relating to preferences, assignments, fraudulent conveyances or transfers at undervalue.

8.            THIS COURT ORDERS that from and after the Effective Date any conflict between (i) the Plan, and (ii) the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, note, seller note, vendor takeback note, loan agreement, guarantee, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between any Person and any of the Ayr Entities as at the Effective Time, will be deemed to be governed by the terms, conditions and provisions of the Plan and this Order, which shall take precedence and priority.

No Default

9.            THIS COURT ORDERS that from and after the Effective Date, all Persons shall be deemed to have:

(a)	waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, seller note, vendor takeback note, security agreement, subordination agreement, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the 2024 Notes, the 2024 Note Documents, this Plan, the Arrangement, the Support Agreement, the transactions contemplated hereunder or thereby, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded, irrevocably waived and of no further force or effect; provided that nothing shall be deemed to excuse (i) the Applicant or the other Ayr Entities, and their respective successors and assigns, from performing their obligations under this Plan, the New 2026 Notes Documents or any other contract or agreement entered into pursuant to, in connection with, or contemplated by, this Plan, or (ii) the Backstop Provider from performing its obligations under the Backstop Commitment Letter; and

(b)	agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and the Ayr Entities prior to the Effective Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

Releases and Injunctions

10.          THIS COURT ORDERS that, as of the Effective Date, at the time and in the sequence, as applicable, set forth in the Plan, the releases and injunctions set forth in Article 4 of the Plan shall be and are hereby approved and are binding and effective as set out in the Plan.

Extra-Territorial Assistance

11.          THIS COURT HEREBY REQUESTS the aid and recognition of any court, tribunal, regulatory or administrative body having jurisdiction in Canada, the United States, or any other foreign jurisdiction, to give effect to this Final Order and to act in aid of and to assist this Court and Ayr and its respective agents in carrying out the terms of this Final Order. All courts, tribunals, regulatory and administrative bodies are hereby respectfully requested to make such orders and to provide such assistance to Ayr and its respective agents as may be necessary or desirable to give effect to this Final Order, to grant representative status to Ayr in any foreign proceeding, or to assist Ayr and its respective agents in carrying out the terms of this Final Order.

Indenture Trustee

12.          THIS COURT ORDERS that the Indenture Trustee, the Warrant Agent, the Transfer Agent, the Depositary and CDS shall not incur any liability as a result of carrying out or observing the provisions of this Final Order, the Plan, the Arrangement or the taking of any action incidental hereto, save and except for any gross negligence or wilful misconduct on its part.

SCHEDULE "A"

Court File No. CV-23-00709606-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF AYR WELLNESS CANADA HOLDINGS INC., AND INVOLVING AYR WELLNESS INC., 242 CANNABIS LLC, AYR OHIO LLC, AYR WELLNESS HOLDINGS LLC, AYR WELLNESS NJ LLC, BP SOLUTIONS LLC, CSAC ACQUISITION IL CORP., CSAC ACQUISITION NJ CORP., CSAC ACQUISITION NV CORP., CSAC ACQUISITION TX CORP., CSAC HOLDINGS INC., CULTIVAUNA, LLC, DFMMJ INVESTMENTS LLC, DWC INVESTMENTS, LLC, GREEN LIGHT HOLDINGS, LLC, GREEN LIGHT MANAGEMENT, LLC, HERBAL REMEDIES DISPENSARIES, LLC, KLYMB PROJECT MANAGEMENT, INC., KYND-STRAINZ LLC, LEMON AIDE LLC, LIVFREE WELLNESS LLC, PA NATURAL MEDICINE LLC, PARKER SOLUTIONS NJ, LLC, TAHOE CAPITAL COMPANY, TAHOE HYDROPONICS COMPANY, LLC, TAHOE-RENO BOTANICALS, LLC, TAHOE-RENO EXTRACTIONS, LLC, CSAC ACQUISITION FL CORP., CSAC ACQUISITION INC., CSAC ACQUISITION MA II CORP., AMETHYST HEALTH LLC, CANNTECH PA, LLC, CSAC ACQUISITION CONNECTICUT LLC, MERCER STRATEGIES PA, LLC, CSAC ACQUISITION PA CORP., CSAC ACQUISITION PA II CORP., DOCHOUSE, LLC, SIRA NATURALS, INC., ESKAR LLC AND AYR NJ LLC, CSAC OHIO, LLC, MERCER STRATEGIES FL, LLC, PARKER RE MA, LLC, PARKER RE PA, LLC, PARKER SOLUTIONS IL, LLC, PARKER SOLUTIONS OH, LLC, PARKER SOLUTIONS PA, LLC, PARKER SOLUTIONS FL, LLC, MERCER STRATEGIES MA, LLC, PARKER SOLUTIONS MA, LLC

PLAN OF ARRANGEMENT

November 15, 2023

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ARTICLE 1

INTERPRETATION

1.1            Definitions

In this Plan, unless otherwise stated:

“2024 Notes” means the 12.5% senior notes due December 10, 2024 issued by Ayr pursuant to the Existing Indenture;

“2024 Notes Claims” means all outstanding liabilities, debts and obligations, including without limitation principal and interest, any make whole, any prepayment, redemption or similar premiums, reimbursement obligations, fees, penalties, damages, guarantees, indemnities, costs, expenses or otherwise, and any other liabilities, debts or obligations, whether direct or indirect, absolute or contingent, known or unknown, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the 2024 Notes Documents, owing by any Person (whether as issuer, guarantor or otherwise) as at the Effective Date;

“2024 Noteholders” means Holders of 2024 Notes;

“2024 Note Documents” means, collectively, the Existing Indenture, the 2024 Notes, the Existing Guarantees and all security and other documentation related to the 2024 Notes;

“2024 Noteholders Arrangement Resolution” means the resolution of the 2024 Noteholders, inter alia, approving the Arrangement to be considered and voted upon at the 2024 Noteholders Meeting, substantially in the form attached as Appendix “A” to the Circular;

“2024 Noteholders Meeting” means the meeting of 2024 Noteholders as of the Meeting Record Date called and held pursuant to the Interim Order for the purpose of considering and voting on the 2024 Noteholders Arrangement Resolution and to consider and vote on such other matters as may properly come before such meeting, and includes any adjournment(s) or postponement(s) of such meeting;

“Amended and Restated Trust Indenture” means the Amended and Restated Trust Indenture, in form and substance satisfactory to AYR and the Applicant and the Requisite Supporting Senior Noteholders, to be entered into among Ayr, the Applicant, the Existing Guarantors, the New Guarantors and the Indenture Trustee on the Effective Date, which shall amend and restate the Existing Indenture and govern the 2024 Notes and New 2026 Notes, upon this Plan becoming effective on the Effective Date, as it may be further amended, restated, modified and/or supplemented in accordance with its terms from time to time after the Effective Date;

“Anti-Dilutive Warrants” means 23,046,067 warrants to purchase Ayr SVS Shares for a period of 2 years from the Effective Date at an exercise price per share of U.S.$2.12 issued on the Effective Date pursuant to the Warrant Agency Agreement and this Plan to existing Ayr Shareholders and Ayr Exchangeable Shareholders as of the Warrant Record Date;

“Applicant” means Ayr Wellness Canada Holdings Inc., a direct, wholly-owned subsidiary of Ayr;

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“Applicant Assignment and Subordination Agreement” means an agreement among Ayr, the Applicant and the Indenture Trustee, in a form acceptable to the Applicant, Ayr and the Requisite Supporting Senior Noteholders, wherein (a) the Applicant assigns to the Indenture Trustee, by way of security for its obligations under and relating to the Amended and Restated Trust Indenture, all of its right, title and interest in the 2024 Notes and other 2024 Note Documents; and (b) Ayr and the Applicant each acknowledge and agree, inter alia, that (i) the 2024 Notes shall be subordinated in all respects, including (without limitation) in right of payment, to the New 2026 Notes, and no payment shall be made by Ayr in respect of the 2024 Notes while any amount owing in respect of the New 2026 Notes remain outstanding; (ii) the 2024 Notes shall be unsecured obligations of Ayr; (iii) the Applicant shall be prohibited from assigning, encumbering (except to and in favour of the Indenture Trustee as security for the Applicant’s obligations under and relating to the Amended and Restated Trust Indenture) or otherwise dealing with the 2024 Notes; and (iv) such agreement shall remain in full force and effect until such time as the Parent-Issuer Merger (as defined in the Amended and Restated Trust Indenture) occurs and the 2024 Notes are cancelled as a result thereof, whereupon the agreement shall deemed terminated and security granted in respect of the 2024 Notes shall be deemed released;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan, subject to any amendments, modifications and/or supplements made thereto in accordance with the terms of this Plan or made at the discretion of the Court in the Final Order with the prior written consent of Ayr, the Applicant and the Requisite Supporting Senior Noteholders, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of the Applicant in respect of the Arrangement, in form and substance satisfactory to the Applicant and the Requisite Supporting Senior Noteholders, that are required to be filed with the CBCA Director in order for the Arrangement to become effective on the Effective Date;

“Ayr” means Ayr Wellness Inc.;

“Ayr Entities” means, collectively, Ayr, the Applicant, and each other direct or indirect subsidiary of Ayr, and “Ayr Entity” means any of them;

“Ayr Exchangeable Shares” means the exchangeable shares in the capital of a subsidiary of Ayr, exchangeable for Ayr SVS Shares;

“Ayr Exchangeable Shareholders” means the Holders of Ayr Exchangeable Shares;

“Ayr MVS Shares” means the multiple voting shares in the capital of Ayr;

“Ayr Shareholders” means collectively the Holders of Ayr MVS Shares and Ayr SVS Shares;

“Ayr SVS Shares” means the subordinate voting, limited voting and restricted voting shares of Ayr;

“Backstop Commitment Letter” means the backstop commitment letter dated as of October 31, 2023 entered into by Backstop Provider, pursuant to which the Backstop Provider agreed to, among other things, purchase any of the New 2026 Additional Notes not otherwise purchased by the Supporting Senior Noteholders;

“Backstop Funding Premium” means the Put Option Premium (as defined in the Backstop Commitment Letter) payable to the Backstop Provider in accordance with the Backstop Commitment Letter;

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“Backstop Provider” means the Backstop Party (as defined in the Backstop Commitment Letter);

“Backstop Shares” means (i) 5,947,980 Ayr SVS Shares, or (ii) at the option of the Backstop Provider, non-voting exchangeable shares of CSAC Acquisition NV Corp. that (A) in the event that the Backstop Provider sells such shares to an unrelated person, subject to obtaining any required regulatory approvals, will automatically be exchanged for 5,947,980 Ayr SVS Shares, and (B) will, subject to obtaining any required regulatory approvals, automatically be exchanged for 5,947,980 Ayr SVS Shares;

“Business Day” means any day, other than a Saturday, Sunday or a statutory or civic holiday, on which banks are generally open for business in Toronto, Ontario and Miami, Florida;

“Canadian Securities Administrators” means, collectively, the applicable securities commissions or regulatory authorities in each of the provinces and territories of Canada;

“Canadian Securities Laws” means, collectively, and, as the context may require, the applicable securities laws of each of the provinces and territories of Canada, and the respective regulations and rules made under those securities laws together with all applicable instruments, blanket orders and rulings of the Canadian Securities Administrators and all discretionary orders or rulings, if any, of the Canadian Securities Administrators made in connection with the transactions contemplated by the Plan, as the context may require;

“CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

“CBCA Director” means the Director appointed under section 260 of the CBCA;

“CBCA Proceedings” means the proceedings commenced by the Applicant under the CBCA on November 13, 2023 in connection with this Plan;

“CDS” means CDS Clearing and Depository Services Inc. and its nominees, successors and assigns;

“Certificate of Arrangement” means the certificate giving effect to the Arrangement, to be issued by the CBCA Director pursuant to section 192(7) of the CBCA upon receipt of the Articles of Arrangement in respect of the Applicant in accordance with section 262 of the CBCA;

“Circular” means the management information circular of Ayr and the Applicant dated November 15, 2023, including all appendices thereto, as it may be amended, modified and/or supplemented from time to time, subject to the terms of the Interim Order or other Order of the Court;

“Claim” means any right or claim of any Person that may be asserted or made in whole or in part against the applicable Persons, or any of them, in any capacity, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, whether at law or in equity, including by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or written), by reason of any breach of duty (including, any legal, statutory, equitable or fiduciary duty), by reason of any right of setoff, counterclaim or recoupment, or by reason of any equity interest, right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and together with any security enforcement costs or legal costs associated with any such claim, and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, perfected, unperfected, present or future, known or unknown, by guarantee, warranty, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature, including any claim made or asserted against the applicable Persons, or any of them, through any successor, assignee, affiliate, subsidiary, associated or related Person, or any right or ability of any Person to advance a claim for an accounting, reconciliation, contribution, indemnity, restitution or otherwise with respect to any matter, grievance, action (including any class action or proceeding before an administrative or regulatory tribunal), cause or chose in action, whether existing at present or commenced in the future;

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“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Odyssey Trust Company or any other trust company, bank or equivalent financial institution agreed to in writing by the Applicant and the Requisite Supporting Senior Noteholders and appointed to carry out any of the duties of the Depositary hereunder;

“DRS” means Direct Registration System;

“DRS Advice” means an advice issued by the Transfer Agent, the Warrant Agent or the Indenture Trustee evidencing the securities held by a Holder of Ayr MVS Shares, Ayr SVS Shares, or other Ayr Entity securities (including, for greater certainty, the New Ayr Shares, the Backstop Shares, and the shares held by Ayr Exchangeable Shareholders), Anti-Dilutive Warrants, 2024 Notes and/or New 2026 Notes, as applicable, in lieu of a physical certificate;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the CBCA Director;

“Effective Time” means such time on the Effective Date as may be specified by the Applicant as the time at which the Arrangement implementation steps set forth in Section 2.2 shall be deemed to commence;

“Existing Guarantees” means the guarantees delivered pursuant to the Existing Indenture guaranteeing the indebtedness and obligations under the Existing Indenture and the 2024 Notes;

“Existing Guarantors” means collectively, the Applicant, CannaPunch of Nevada LLC, CSAC Acquisition IL Corp., CSAC Acquisition MA II Corp., CSAC Acquisition NJ Corp., CSAC Acquisition PA Corp., CSAC Acquisition PA II Corp., CSAC Holdings Inc., CSAC Ohio, LLC, DocHouse LLC, DWC Investments, LLC, Mercer Strategies PA, LLC, Parker Solutions MA LLC, Parker Solutions PA, LLC, Sira Naturals, Inc., CSAC Acquisition Inc., CSAC Acquisition FL Corp., AYR Wellness Holdings LLC, Tahoe-Reno Botanicals, LLC, Tahoe-Reno Extractions, LLC, Kynd-Strainz LLC, Lemon Aide LLC, DFMMJ Investments, LLC, Parker RE MA LLC, CannTech PA, LLC, 242 Cannabis, LLC;

“Existing Indenture” means the trust indenture dated as of December 10, 2020 among Ayr and the Indenture Trustee, as amended, restated, and/or supplemented up to the date hereof;

“Final Order” means the Order of the Court approving the Arrangement under section 192 of the CBCA, which shall include such terms as may be necessary or appropriate to give effect to the Arrangement and this Plan, in form and substance satisfactory to the Applicant, Ayr and the Requisite Supporting Senior Noteholders, as such Order may be amended from time to time in a manner acceptable to the Applicant, Ayr and the Requisite Supporting Senior Noteholders;

5

“Governmental Entity” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization (including any stock exchange and the Canadian Investment Regulatory Organization) or entity: (i) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (ii) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Holder” means a Person in whose name a note, warrant or share is registered, as the context requires;

“Indenture Trustee” means Odyssey Trust Company as trustee under the Existing Indenture and the Amended and Restated Trust Indenture, and its successors and assigns;

“Interim Order” means the interim Order of the Court granted on November 15, 2023, pursuant to section 192 of the CBCA, which, among other things, approves the calling of, and the date for, the 2024 Noteholders Meeting, and as may be amended from time to time in a manner acceptable to the Applicant, Ayr and the Requisite Supporting Senior Noteholders;

“Interest Payment Date” has the meaning ascribed thereto in the Existing Indenture;

“Intermediary” means a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary;

“Law” means any law, statute, constitution, treaty, convention, code, injunction, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in Canada, the United States, or any other country, or any domestic or foreign state, county, province, territory, city or other political subdivision or of any Governmental Entity, and includes any applicable rules or regulations of any applicable securities regulator, the Canadian Investment Regulatory Organization or the Canadian Securities Exchange;

“Letter of Transmittal” means the letter of transmittal in connection with the Arrangement forwarded by Ayr to registered 2024 Noteholders holding physical certificate(s) representing 2024 Notes;

“Meeting Record Date” means November 8, 2023 as may be amended by Ayr in accordance with the Interim Order;

“New 2026 Additional Notes” means the New 2026 Notes in the aggregate principal amount of U.S.$50,000,000 (inclusive of original issue discount), issued to the New 2026 Notes Purchasers pursuant to the Amended and Restated Trust Indenture in accordance with this Plan;

“New 2026 Exchange Notes” means the New 2026 Notes in the aggregate principal amount of U.S.$243,250,000, issued to the 2024 Noteholders pursuant to the Amended and Restated Trust Indenture in accordance with this Plan;

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“New 2026 Notes” means the new 13% senior notes due December 10, 2026, to be issued by the Applicant, as Substituted Issuer, and to be guaranteed by Ayr and the Existing Guarantors and the New Guarantors, in each case, pursuant to the Amended and Restated Trust Indenture and this Plan, which notes will be denominated in U.S. Dollars and constitute a new series under the Amended and Restated Trust Indenture. For greater certainty, the New 2026 Notes are comprised of the New 2026 Exchange Notes and the New 2026 Additional Notes;

“New 2026 Notes Documents” means, collectively, the Amended and Restated Trust Indenture, the New 2026 Notes, the New Guarantees and the guarantees to be provided by Ayr and the Existing Guarantors and the New Guarantors pursuant to the Amended and Restated Trust Indenture, the Applicant Assignment and Subordination Agreement, and the new security agreements (as applicable) to be entered into by the Existing Guarantors and the New Guarantors, and all other documents and agreements related thereto, in each case, in a form acceptable to the Applicant, Ayr and the Requisite Supporting Senior Noteholders;

“New 2026 Notes Purchasers” means, collectively, the purchasers of the New 2026 Additional Notes;

“New Ayr Exchange Shares” means a total of 29,040,140 Ayr SVS Shares to be issued to the 2024 Noteholders based upon their respective Pro Rata Share in accordance with this Plan;

“New Ayr Shares” means (i) the New Ayr Exchange Shares, and (ii) the Backstop Shares if issued as Ayr SVS Shares.

“New Guarantees” means the new guarantees of the New 2026 Notes to be provided by the New Guarantors, including, for greater certainty, all general, collateral and other security agreements entered into by the New Guarantors;

“New Guarantors” means the Ayr Entities other than the Applicant, Ayr, the Existing Guarantors and Ayr Foundations Inc.;

“Order” means any order entered by the Court in the CBCA Proceedings;

“Person” means any individual, firm, corporation, partnership, limited or limited liability partnership, limited or unlimited liability company, joint venture, fund, association, organization, trust, trustee, executor, administrator, legal personal representative, estate, group, unincorporated association or organization, Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body, whether or not having legal status;

“Plan” means this plan of arrangement and any amendments, restatements, modifications and/or supplements hereto made in accordance with the terms hereof;

“Proxy, Information and Exchange Agent” means Carson Proxy Advisors Ltd. or any other Person appointed by Ayr for such purpose;

“Pro Rata Share” means, in respect of a 2024 Noteholder, (i) the total principal amount of 2024 Notes held by that 2024 Noteholder as at the Effective Date, divided by (ii) the aggregate principal amount of 2024 Notes held by all 2024 Noteholders as at the Effective Date;

“Release Carve-Outs” has the meaning given thereto in Section 4.1;

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“Released Claims” has the meaning given thereto in Section 4.1;

“Released Parties” means, collectively, (i) the Ayr Entities and each of their respective current and former directors, officers, principals, members, affiliates, limited partners, general partners, managers of accounts or funds, fund advisors, employees, shareholders, financial and other advisors, legal counsel and agents, including the Proxy, Information and Exchange Agent and the Indenture Trustee each in their capacity as such, and (ii) the Supporting Senior Noteholders and their respective current and former directors, officers, principals, members, affiliates, limited partners, general partners, managers of accounts or funds, fund advisors, employees, shareholders, financial advisors, legal counsel and agents, each in their capacity as such;

“Requisite Supporting Senior Noteholders” has the meaning ascribed thereto in the Support Agreement;

“Support Agreement” means the support agreement entered into by, among others, Ayr, the Applicant and the Supporting Senior Noteholders in connection with this Plan on October 31, 2023, as amended, restated, modified and/or supplemented from time to time pursuant to the terms thereof;

“Subordination Agreements” means the subordination agreements entered into by, among others, Ayr, the Indenture Trustee and certain seller noteholders pursuant to which the vendor take-back notes held by the seller noteholders were subordinated to the 2024 Notes;

“Subordinate Creditors” means any Person whose indebtedness owing by Ayr or other Ayr Entities is subordinated to the 2024 Notes pursuant to the Subordination Agreements;

“Supporting Senior Noteholders” has the meaning ascribed thereto in the Support Agreement;

“Supporting Senior Noteholders Advisors” means Goodmans LLP, Paul Hastings LLP and Ducera Partners LLC;

“Tax Act” means the Income Tax Act (Canada) as amended and all regulations thereunder;

“Taxes” means all income taxes, capital taxes, stamp taxes, charges to tax withholdings, sales and use taxes, value added taxes, goods and services taxes, and all penalties, interest and other payments thereon or in respect thereof, including a payment under the Tax Act, the U.S. Code, or any other federal, provincial, territorial, state, municipal, local or foreign tax law, in each case, as amended;

“Transfer Agent” means Odyssey Trust Company, in its capacity as the transfer agent and registrar of Ayr;

“U.S. Code” means the United States Internal Revenue Code of 1986;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Warrant Agency Agreement” means the warrant agency agreement between Ayr and the Warrant Agent to be entered into on the Effective Date, in form and substance satisfactory to Ayr and the Requisite Supporting Senior Noteholders, each acting reasonably;

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“Warrant Agent” means Odyssey Trust Company, in its capacity as warrant agent under the Warrant Agency Agreement; and

“Warrant Record Date” means the date that is two (2) Business Days prior to the Effective Date.

1.2            Certain Rules of Interpretation

For the purposes of this Plan:

(a)	Unless otherwise expressly provided herein, any reference in this Plan to an instrument, agreement or an order or an existing document or exhibit filed or to be filed means such instrument, agreement, order, document or exhibit as it may have been or may be amended, modified, restated or supplemented in accordance with its terms;

(b)	The division of this Plan into articles, sections, subsections, clauses and paragraphs is for convenience of reference only, and the descriptive headings of articles and sections are not intended as complete or accurate descriptions of the content thereof, none of which shall affect the construction or interpretation of this Plan;

(c)	The use of words in the singular or plural, or with a particular gender, including a definition, shall not limit the scope or exclude the application of any provision of this Plan to such Person (or Persons) or circumstances as the context otherwise permits;

(d)	The words “includes” and “including” and similar terms of inclusion shall not, unless expressly modified by the words “only” or “solely”, be construed as terms of limitation, but rather shall mean “includes but is not limited to” and “including but not limited to”, so that references to included matters shall be regarded as illustrative without being either characterizing or exhaustive;

(e)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends;

(f)	Unless otherwise provided, any reference to a statute or other enactment of parliament, a legislature or other Governmental Entity includes all rules, regulations and blanket orders made thereunder, all amendments to or re-enactments of such statute or other enactment in force from time to time, and, if applicable, any statute or enactment that supplements or supersedes such statute or enactment;

(g)	References to a specific recital, article, section, subsection or clause shall, unless something in the subject matter or context is inconsistent therewith, be construed as references to that specific recital, article, section, subsection or clause of this Plan, whereas the terms “this Plan”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions shall be deemed to refer generally to this Plan and not to any particular recital, article, section, subsection, clause or other portion of this Plan and shall include any amended or restated Plan and any documents supplemental hereto;

(h)	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Existing Indenture; and

(i)	The word “or” is not exclusive.

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1.3            Governing Law

This Plan shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan and all proceedings taken in connection with this Plan and its provisions shall be subject to the exclusive jurisdiction of the Court.

1.4            Currency

Unless otherwise stated, all references in this Plan to sums of money are expressed in, and all payments provided for herein shall be made in, U.S. Dollars.

1.5            Date for Any Action

If the date on which any action is required to be taken hereunder by a Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6            Time

Time shall be of the essence in this Plan. Unless otherwise specified, all references to time expressed in this Plan and in any document issued in connection with this Plan mean local time in Toronto, Ontario and Miami, Florida, and any reference to an event occurring on a Business Day shall mean prior to 5:00 p.m. on such Business Day.

1.7            Binding Effect

The Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Applicant, Ayr, the Existing Guarantors, the New Guarantors and the other Ayr Entities, (ii) all current and former 2024 Noteholders, Ayr Shareholders and Ayr Exchangeable Shareholders; (iii) all current and former beneficial holders of 2024 Notes, Ayr Shares and Ayr Exchangeable Shares, (iv) the Backstop Provider, (v) the Indenture Trustee, (vi) the Warrant Agent, (vii) the Transfer Agent, (viii) the Depositary, and (ix) CDS.

ARTICLE 2

THE ARRANGEMENT

2.1            Corporate Authorizations

The adoption, execution, delivery, implementation and consummation of all matters contemplated under this Plan involving corporate action of any of the Applicant, Ayr or the other Ayr Entities will occur and be effective as of the Effective Date (or such other date as the Applicant, Ayr, the other Ayr Entities and the Requisite Supporting Senior Noteholders may agree, acting reasonably), and will be authorized and approved under this Plan and by the Court, where appropriate, as part of the Final Order, in all respects and for all purposes and without any requirement, except as expressly provided herein, of further action by the 2024 Noteholders, the Ayr Shareholders, the Ayr Exchangeable Shareholders or by the directors or officers of the Applicant, Ayr, the Existing Guarantors, the New Guarantors or any other Ayr Entity.

2.2            Pre-Effective Date Transactions

Following the Court granting the Final Order, but prior to the Effective Time, (a) the New Guarantors may enter into the New Guarantees guaranteeing the indebtedness and obligations under the Existing Indenture in respect of the 2024 Notes and, following the Effective Time, the indebtedness and obligations under the Amended and Restated Trust Indenture in respect of the New 2026 Notes; and (b) the Existing Guarantors may enter into confirmations regarding the Existing Guarantees or new guarantees guaranteeing the indebtedness and obligations under the Existing Indenture in respect of the 2024 Notes and, following the Effective Time, the indebtedness and obligations under the Amended and Restated Trust Indenture in respect of the New 2026 Notes.

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2.3            Effective Date Transactions

At the Effective Time, the following events or transactions will occur, or be deemed to have occurred and be taken and effected, sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five minute intervals commencing at the Effective Time:

(a)	Ayr and the Warrant Agent shall enter into the Warrant Agency Agreement and Ayr shall cause to be issued to the Ayr Shareholders and the Ayr Exchangeable Shareholders, each as of the Warrant Record Date, as a special distribution, that number of the Anti-Dilutive Warrants as is proportional to their existing shareholdings in Ayr or CSAC Acquisition NV Corp. as of the Warrant Record Date;

(b)	Ayr, the Applicant, the Existing Guarantors and the New Guarantors and the Indenture Trustee shall enter into the Amended and Restated Trust Indenture and the other New 2026 Notes Documents in respect of the issuance of the New 2026 Notes which were not entered into prior to the Effective Time;

(c)	Ayr shall pay all accrued but unpaid interest on the 2024 Notes since the last Interest Payment Date to, but excluding the Effective Date, in cash to the Indenture Trustee, for and on behalf of the 2024 Noteholders, and the Indenture Trustee shall pay (or cause to be paid) such interest payment to the 2024 Noteholders pursuant to standing instructions and customary practices, without abatement or rights of setoff or counterclaim of any nature;

(d)	the Existing Guarantee provided by the Applicant guaranteeing the indebtedness and obligations under the Existing Indenture and the 2024 Notes shall be released and discharged;

(e)	the Applicant shall acquire all of the 2024 Notes Claims held by each 2024 Noteholder in exchange for the issuance of (i) New 2026 Exchange Notes by the Applicant; and (ii) New Ayr Exchange Shares by Ayr, in each case, to the 2024 Noteholders pursuant to Section 2.3(f), and thereafter the names of the 2024 Noteholders shall be removed from the applicable register(s) maintained by the Indenture Trustee for the 2024 Notes, and the Applicant’s name shall be entered onto the applicable register(s) maintained by the Indenture Trustee for the 2024 Notes and the Applicant shall be deemed the legal and beneficial owner thereof;

(f)	in exchange for the 2024 Notes Claims, the Applicant or Ayr, as applicable, shall issue, and the Indenture Trustee shall authenticate, as applicable, to each 2024 Noteholder, its respective Pro Rata Shares of:

(i)	the New 2026 Exchange Notes issued by the Applicant, which principal amount of New 2026 Exchange Notes distributed to each 2024 Noteholder shall be equal to the principal amount of 2024 Notes acquired by the Applicant from such 2024 Noteholder pursuant to Section 2.3(d) hereof; and

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(ii)            the New Ayr Exchange Shares issued by Ayr;

(g)	upon the exchange for the 2024 Notes Claims, each 2024 Noteholder immediately prior to the Effective Time shall have no further right, title or interest in the 2024 Notes Claims;

(h)	the 2024 Notes now held entirely by the Applicant shall be deemed to be amended as of the Effective Date to (i) extend the maturity date thereof to December 10, 2026; (ii) be subordinated in all respects, including (without limitation) in right of payment to the New 2026 Notes; (iii) accrue interest thereafter at a rate equal to 14% per annum; (iv) restrict the Applicant, as holder thereof, from assigning, encumbering (except to the Indenture Trustee as security for the Applicant’s obligations under and relating to the Amended and Restated Trust Indenture) or otherwise dealing with the 2024 Notes; and (v) release all security granted in respect of the 2024 Notes, and all 2024 Note Documents shall be deemed to be amended, as applicable to give effect to such release;

(i)	the New 2026 Additional Notes shall be issued by the Applicant to the New 2026 Notes Purchasers in an aggregate principal amount of U.S.$50,000,000, pro rata based on subscription proceeds, subject to receipt from such New 2026 Notes Purchasers (including, as applicable, the Backstop Provider) of subscription proceeds in the aggregate amount of U.S.$40,000,000;

(j)	the Backstop Shares shall be issued and paid by Ayr to the Backstop Party in satisfaction of the Backstop Funding Premium, subject to receipt from the New 2026 Notes Purchasers of subscription proceeds for the New 2026 Additional Notes in the aggregate amount of U.S.$40,000,000; and

(k)	the releases referred to in Section 4.1 shall become effective.

2.4            Other Implementation Steps

(a)	The Applicant, Ayr, and the other Ayr Entities may undertake any other steps or transactions necessary or desirable to implement this Plan on the terms set out herein (as may be amended pursuant to the terms hereof) in any manner and on such date(s) and/or time(s) determined by the Ayr Entities with the consent of the Requisite Supporting Senior Noteholders, acting reasonably.

(b)	Without limiting the generality of Section 2.4(a) and subject in all cases to the consent of the Requisite Supporting Senior Noteholders, acting reasonably, to the extent that Ayr, the Applicant and the other Ayr Entities determine that it is not practicable to file and/or register, prior to the Effective Date, security documents and instruments that are required to be registered prior to the Effective Date pursuant to the Amended and Restated Indenture, such security documents and instruments may be filed or registered after the Effective Date, provided that Ayr, the Applicant and the other Ayr Entities shall take best efforts to file and or register each such document and instrument as soon as practicable after the Effective Date and will not wait to register any such document or instrument until all such documents and instruments are available for registration; provided that, Ayr, the Applicant and the other Ayr Entities will use commercially reasonable efforts to provide any DACAs or any mortgages that are required pursuant to the Amended and Restated Indenture within 75 days from the Effective Date (or such longer time as agreed by the Requisite Supporting Senior Noteholders).

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2.5            Fractional Interests

(a)	The New 2026 Notes issued pursuant to this Plan shall be issued in minimum increments of U.S.$1,000, and the amount of New 2026 Notes that each New Noteholder shall be entitled to under this Plan shall in each case be rounded down to the nearest multiple of U.S.$1,000 without compensation therefor.

(b)	No fractional New Ayr Shares or Backstop Shares shall be issued pursuant to this Plan. In lieu of any fractional New Ayr Shares or Backstop Shares, each Person otherwise entitled to a fractional interest in New Ayr Shares or Backstop Shares, as applicable, will receive an aggregate amount of New Ayr Shares or Backstop Shares, as applicable, rounded down to the nearest whole number increment.

2.6            Calculations

All calculations made by the Applicant, Ayr or Indenture Trustee pursuant to this Plan, absent manifest error, shall be conclusive, final and binding on all Persons affected by this Plan.

ARTICLE 3

EXCHANGE OF 2024 NOTES AND ISSUANCE OF NEW 2026 NOTES, NEW AYR SHARES,

BACKSTOP SHARES AND ANTI-DILUTIVE WARRANTS

3.1            Issuance of New 2026 Notes

(a)	The New 2026 Exchange Notes to be issued to the 2024 Noteholders pursuant to this Plan shall be made by way of issuance by the Applicant on the Effective Date of one or more global notes in respect of the New 2026 Exchange Notes, authenticated by the Indenture Trustee, and issued in the name of CDS (or its nominee) in respect of the 2024 Noteholders, other than certain Holders of New 2026 Notes (or their Intermediaries), who will receive DRS Advices or definitive certificates representing the New 2026 Exchange Notes from the Indenture Trustee. Any definitive certificates shall be held by the Depositary until such time as the applicable 2024 Noteholder delivers a duly completed Letter of Transmittal and surrenders its 2024 Notes in accordance with Section 3.2.

(b)	The New 2026 Additional Notes to be issued to the New 2026 Notes Purchasers pursuant to this Plan will, following the receipt by the Applicant or Ayr of the subscription price therefor, be delivered by providing a DRS Advice (which shall include a legend in connection with their status as restricted securities under U.S. securities laws) in the name of the applicable recipients thereof and registered in Ayr’s records, which will be maintained by the Indenture Trustee, following the issuance of the New 2026 Additional Notes.

3.2            Surrender of 2024 Notes

On the Effective Date, CDS (or its nominee) as a registered 2024 Noteholder on behalf of certain 2024 Noteholders shall surrender, or cause the surrender of, the 2024 Notes it holds in exchange for the portion of the consideration payable to it as a 2024 Noteholder pursuant to Section 2.3. At the Effective Time, each 2024 Noteholder whose 2024 Notes are represented by a DRS Advice shall be deemed to have surrendered and transferred (free and clear of all liens and encumbrances), without any further action by the 2024 Noteholder, the 2024 Notes represented by DRS Advice to the Applicant in exchange for the portion of the consideration payable to it as a 2024 Noteholder pursuant to Section 2.3. On the Effective Date, each 2024 Noteholder holding a certificate representing 2024 Notes shall  surrender, or cause the surrender of, the certificate(s) representing its respective 2024 Notes to the Depositary (with a duly completed Letter of Transmittal) in exchange for the portion of the consideration payable to it as a 2024 Noteholder pursuant to Section 2.3.

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3.3            Issuance of New Ayr Shares and Backstop Shares

(a)	The New Ayr Shares and the Backstop Shares (subject to receipt from the New 2026 Notes Purchasers (including, as applicable, the Backstop Provider) of subscription proceeds for the New 2026 Additional Notes in the aggregate amount of U.S.$40,000,000) to be issued pursuant to this Plan shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(b)	On the Effective Date, Ayr shall deliver a treasury direction to the Transfer Agent that directs the Transfer Agent to issue the New Ayr Shares and the Backstop Shares (subject to receipt from the New 2026 Notes Purchasers (including, as applicable, the Backstop Provider, of subscription proceeds for the New 2026 Additional Notes in the aggregate amount of U.S.$40,000,000) to be distributed under this Plan and directs the Transfer Agent to cause the New Ayr Shares and the Backstop Shares (subject to receipt from the New 2026 Notes Purchasers of subscription proceeds for the New 2026 Additional Notes in the aggregate amount of U.S.$40,000,000) to be distributed, subject to Section 3.3(c) and Section 3.6.

(c)	The New Ayr Shares to be issued under this Plan to the 2024 Noteholders will be deposited with the Depositary and, subject to Section 3.2, made either (i) through the facilities of CDS who, in turn, will make delivery of the New Ayr Shares to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, or (ii) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) and registered in Ayr’s records which will be maintained by the Transfer Agent, following surrender of the 2024 Notes in accordance with Section 3.2 and Section 3.6.

(d)	The Backstop Shares to be issued under this Plan to the Backstop Provider will be delivered by providing a DRS Advice (which shall include a legend in connection with their status as restricted securities under U.S. securities laws) in the name of the applicable recipient thereof and registered in Ayr’s records, which will be maintained by the Transfer Agent, following the issuance of the New 2026 Additional Notes.

(e)	Any 2024 Noteholder or the Backstop Provider may agree with the Applicant and Ayr, in their sole discretion, that the applicable 2024 Noteholder or the Backstop Provider will receive the New Ayr Shares to be distributed to them in accordance with the Plan in escrow pursuant to an escrow agreement or similar arrangement, in a form acceptable to the Applicant, Ayr and the applicable 2024 Noteholder or the Backstop Provider.

3.4            Issuance of Anti-Dilutive Warrants

On the Effective Date, Ayr shall deliver: (i) a direction to the Warrant Agent instructing the Warrant Agent to issue the Anti-Dilutive Warrants, to be distributed under this Plan; and (ii) a reservation order to the Transfer Agent such that the number of Ayr SVS Shares issuable upon exercise of the Anti-Dilutive Warrants are reserved for issuance in the capital of Ayr. Thereafter, the Warrant Agent shall distribute the Anti-Dilutive Warrants (x) through the facilities of CDS who, in turn, will make delivery of the Anti-Dilutive Warrants to the ultimate beneficial recipients thereof pursuant to standing instructions and customary practices of CDS, as applicable, and/or (y) by providing DRS Advices or confirmations in the name of the applicable recipient thereof (or its Intermediary) that are registered as an Ayr Shareholder or Ayr Exchangeable Shareholder in Ayr’s records which are maintained by the Transfer Agent. The Anti-Dilutive Warrants will only be exercisable outside the United States pursuant to Regulation S under the U.S. Securities Act or inside the United States by Accredited Investors in compliance with the U.S. securities laws or in compliance with another exemption from the registration requirements of the U.S. Securities Act, and in each case, in compliance with any applicable local securities laws.

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3.5            No Liability in Respect of Deliveries

(a)	The Applicant, Ayr or the other Ayr Entities and their respective directors, officers, shareholders, agents or advisors, shall not have any liability or obligation in respect of any deliveries, directly or indirectly, from, as applicable, (i) the Indenture Trustee, the Transfer Agent or the Warrant Agent, or (ii) the Intermediaries, in each case to the ultimate beneficial recipients of any consideration payable or deliverable by the Applicant pursuant to this Plan.

(b)	The Indenture Trustee, the Depositary, CDS, the Transfer Agent or the Warrant Agent shall not incur, and each is hereby released from, any liability as a result of carrying out any provisions of this Plan and any actions related or incidental thereto, save and except for any gross negligence or wilful misconduct on its part (as determined by a final, non-appealable judgment of a court of competent jurisdiction). On the Effective Date, after the completion of the transactions set forth in Section 2.2, all duties and responsibilities of the Indenture Trustee arising under or related to the 2024 Notes shall be discharged except to the extent required in order to effectuate this Plan, including without limitation, as set forth in Section 3.1.

3.6            Deposit of 2024 Notes

(a)	At or before the Effective Time, each 2024 Noteholder may deposit all certificate(s) representing 2024 Notes with the Depositary to be held in escrow until the Arrangement takes effect. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented 2024 Notes together with a duly completed and executed Letter of Transmittal, and such additional documents and instruments as the Depositary may reasonably require, the 2024 Noteholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such 2024 Noteholder, as soon as practicable after the Effective Time, a certificate representing the number of New 2026 Exchange Notes and New Ayr Exchange Shares to which it is entitled pursuant to this Plan, less any amounts withheld pursuant to Section 3.10, and any certificate representing 2024 Notes so surrendered shall forthwith be cancelled.

(b)	Until surrendered as contemplated by this Section 3.6, each certificate, which immediately prior to the Effective Time represented any 2024 Notes shall be deemed after the Effective Time to represent only the right to receive upon such surrender a certificate the aggregate principal amount of New 2026 Exchange Notes and number of New Ayr Exchange Shares to which it is entitled pursuant to this Plan, less any amounts withheld pursuant to Section 3.10. Any such certificate formerly representing 2024 Notes not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former 2024 Noteholder of any kind or nature against or in Ayr or the Applicant. On such anniversary date, all certificates representing the 2024 Notes shall be deemed to have been surrendered to Ayr and any certificates for New 2026 Exchange Notes and New Ayr Exchange Shares to which such former holder was entitled, together with any entitlements accrued but unpaid interest thereon, shall be deemed to have been and shall be surrendered to the Applicant (or its successor) for cancellation, for no consideration.

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(c)	Any certificate representing New 2026 Exchange Notes or New Ayr Exchange Shares that has been returned to the Depositary or that otherwise remains unclaimed, in each case on or before the third anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the 2024 Noteholder to receive the consideration for the 2024 Notes pursuant to this Plan shall terminate and be deemed to be surrendered and forfeited to the Applicant or Ayr, as applicable, for no consideration.

3.7            Letter of Transmittal

At the time of mailing the Circular or as soon as practicable thereafter, Ayr shall forward the Letter of Transmittal to registered 2024 Noteholders holding certificate(s) representing 2024 Notes in accordance with the Interim Order.

3.8            Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more 2024 Notes that were to be surrendered pursuant to Section 3.2, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Indenture Trustee may issue in exchange for such lost, stolen or destroyed certificate, a certificate or DRS Advice representing New 2026 Exchange Notes and the New Ayr Exchange Shares deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom any such certificate or DRS Advice is to be delivered shall as a condition precedent to the delivery of same, give a bond satisfactory to Ayr, the Applicant, the Indenture Trustee and the Transfer Agent in such sum as Ayr may direct, acting reasonably, or otherwise indemnify Ayr, the Applicant, the Indenture Trustee and the Transfer Agent in a manner satisfactory to Ayr against any claim that may be made against Ayr, the Applicant, the Indenture Trustee or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

3.9            Securities Law Matters

(a)	The New 2026 Notes and New Ayr Shares issued in exchange for the 2024 Notes pursuant to this Plan shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(b)	The Anti-Dilutive Warrants will be issued to existing Ayr Shareholders (excluding the recipients of the New AYR Exchange Shares and the Backstop Shares) and existing holders of exchangeable shares in order to reduce the dilutive effect of the New AYR Exchange Shares and the Backstop Funding Premium. Ayr will not receive any consideration for the issuance of the Anti-Dilutive Warrants. Therefore, the issuance of the Anti-Dilutive Warrants is not expected to constitute a “sale,” as such term is defined in Section 2(a)(3) of the U.S. Securities Act and will not require registration under the U.S. Securities Act; and

(c)	The New 2026 Notes, New Ayr Shares, Backstop Shares, New 2026 Additional Notes and the Anti-Dilutive Warrants issued pursuant to this Plan shall be exempt from the prospectus requirements of Canadian Securities Laws pursuant to Section 2.11 of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators.

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3.10          Withholding Rights

Other than as required by the Backstop Commitment Letter, the Applicant, Ayr, the Indenture Trustee, the Transfer Agent, the Warrant Agent and the Intermediaries shall be entitled to deduct and withhold from any consideration or other amount deliverable or otherwise payable to any Person hereunder such amounts as they may be required to deduct or withhold with respect to such payment under the Tax Act, U.S. Code, or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, provided that any such right to deduct or withhold shall not otherwise change or modify their obligations in respect of withholding taxes under the terms of the Existing Indenture or Amended and Restated Trust Indenture and any and all other documents. To the extent that Taxes or other amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made. Such deducted or withheld amounts shall be remitted to the appropriate Governmental Entity.

ARTICLE 4
RELEASES

4.1            Release of Released Parties

As of the Effective Date, each of the Released Parties shall be released and discharged from all actions, causes of action, damages, judgments, executions, obligations, liabilities and Claims of any kind or nature whatsoever arising on or prior to the Effective Date in connection with the 2024 Notes, the 2024 Notes Documents, New Ayr Exchange Shares, the Backstop Shares, the Anti-Dilutive Warrants, the Support Agreement, the Arrangement, the Plan, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with the Plan, the transactions contemplated hereunder, and any other actions or matters related directly or indirectly to the foregoing (collectively, the “Released Claims”), provided that nothing in this paragraph shall release or discharge the following (collectively, the “Release Carve-Outs”): (i) any of the Released Parties from or in respect of their respective obligations under the Plan, the New 2026 Notes (including the Amended and Restated Trust Indenture and the other New 2026 Notes Documents solely as they relate to the New 2026 Notes), the New Guarantees, the Warrant Agency Agreement, the Anti-Dilutive Warrants, or any Order or document ancillary to any of the foregoing, (ii) any director or officer of Ayr or the Applicant or any other Ayr Entity of their right to indemnity, insurance claims, and employment related rights or claims, (iii) any inter-company obligations between or among Ayr, the Applicant or any other Ayr Entity on or before the Effective Date, or any 2024 Notes held by the Applicant thereafter, (iv) the Backstop Commitment Letter in the event that the Applicant does not receive subscription proceeds for the New 2026 Additional Notes in the aggregate amount of U.S.$40,000,000; (v) the Applicant’s right to seek repayment of the 2024 Notes solely as against Ayr and the Existing Guarantors (and, for greater certainty, such right to seek repayment shall not extend to the other Released Parties); or (vi) any act or omission arising out of any Released Party’s gross negligence, actual and intentional fraud, willful misconduct, or criminal acts (as determined by a final non-appealable order from a court of competent jurisdiction). The foregoing release shall not be construed to prohibit a party in interest from seeking to enforce the terms of this Plan or any contract or agreement entered into pursuant to, in connection with or contemplated by this Plan.

4.2            Injunctions

All Persons are permanently and forever barred, estopped, stayed and enjoined, on and after the Effective Date, with respect to any and all Released Claims, from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any action, suits, demands or other proceedings of any nature or kind whatsoever of any Person against the Released Parties, as applicable; (ii) enforcing, levying, attaching, collecting or otherwise recovering or enforcing by any manner or means, directly or indirectly, any judgment, award, decree or order against the Released Parties; (iii) creating, perfecting, asserting or otherwise enforcing, directly or indirectly, any lien or encumbrance of any kind against the Released Parties or their property; or (iv) taking any actions to interfere with the implementation or consummation of this Plan or the transactions contemplated hereunder; provided, however, that the foregoing shall not apply to the enforcement of any obligations under this Plan or any document, instrument or agreement executed to implement this Plan or issue the New 2026 Notes, the New Ayr Shares, the Backstop Shares and/or the Anti-Dilutive Warrants.

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ARTICLE 5

CONDITIONS PRECEDENT AND IMPLEMENTATION

5.1            Conditions to Plan Implementation

The implementation of this Plan and the occurrence of the Effective Date shall be conditional upon the fulfilment, satisfaction or waiver (to the extent permitted by Section 5.2) of the following conditions:

(a)	the Court shall have granted the Final Order, the implementation, operation or effect of which shall not have been stayed or vacated;

(b)	the Support Agreement shall not have been validly terminated in accordance with Section 9 of the Support Agreement; and

(c)	all conditions to implementation contained in Section 8 of the Support Agreement shall have been satisfied or waived in accordance with the terms of the Support Agreement, other than the condition contemplated by Section 8(1)(i) of the Support Agreement.

5.2            Waiver of Conditions

Ayr, the Applicant and the Requisite Supporting Senior Noteholders may at any time and from time to time jointly waive the fulfilment or satisfaction, in whole or in part, of the conditions set out in Section 5.1 to the extent and on such terms as they may agree, provided however that the condition set out in Section 5.1(a) cannot be waived.

5.3            Effectiveness

This Plan shall become effective in the sequence described in Section 2.2 on the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement and shall, from and after the Effective Time, be binding on and enure to the benefit of the Persons described in Section 1.7, the Released Parties, and all other Persons named or referred to in, or subject to, this Plan and their respective successors and assigns and their respective heirs, executors, administrators and other legal representatives, and their respective successors and assigns. The Articles of Arrangement shall be filed and the Certificate of Arrangement shall be issued in each case with respect to the Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the conditions in Section 5.1 have been satisfied or waived, the Arrangement has become effective and that each of the provisions in Section 2.2 has become effective in the sequence set forth therein. No portion of this Plan shall take effect with respect to any party or Person until the Effective Time.

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5.4          Effect of Non-Occurrence of Effective Date

If the Effective Date does not occur on or before the valid termination of the Support Agreement in accordance with its terms, unless Ayr, the Applicant and the Requisite Supporting Senior Noteholders agree in writing, then (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) the obligations of Ayr and the Existing Guarantors with respect to the 2024 Notes, the 2024 Notes Documents and the 2024 Notes Claims shall remain unchanged and nothing contained in this Plan shall constitute or be deemed to constitute a waiver or release of any 2024 Notes Claims or otherwise.

ARTICLE 6
GENERAL

6.1          Subordination Agreements

Notwithstanding anything to the contrary in this Plan and for the avoidance of doubt, nothing herein, including the issuance of the New 2026 Notes, shall modify or affect the agreements and terms set forth in the Subordination Agreements or release, discharge, or waive any Claims thereunder as against Subordinate Creditors. From and after the consummation of the transactions contemplated hereunder, including the issuance of the New 2026 Notes, the Subordination Agreements shall remain in full force and effect in accordance with their terms.

6.2          Deemed Consents, Waivers and Agreements

(a)	At the Effective Time, each 2024 Noteholder shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety; and

(b)	Each Ayr Entity, 2024 Noteholder and beneficial owner of 2024 Notes shall be deemed to have executed and delivered to the other parties all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan in its entirety.

6.3          Waiver of Defaults

From and after the Effective Time, all Persons named or referred to in, or subject to, this Plan shall be deemed to have consented and agreed to all of the provisions of this Plan in its entirety. Without limiting the foregoing, from and after the Effective Time, all Persons shall be deemed to have:

(a)	waived any and all defaults or events of default, third-party change of control rights or any non-compliance with any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, instrument, credit document, lease, licence, guarantee, seller note, vendor takeback note, security agreement, subordination agreement, agreement for sale or other agreement, written or oral, in each case relating to, arising out of, or in connection with, the 2024 Notes, the 2024 Note Documents, this Plan, the Arrangement, the Support Agreement, the transactions contemplated thereby or hereunder, the CBCA Proceedings and any other proceedings commenced with respect to or in connection with this Plan and any and all amendments or supplements thereto. Any and all notices of default and demands for payment or any step or proceeding taken or commenced in connection with any of the foregoing shall be deemed to have been rescinded, irrevocably waived and of no further force or effect; provided that nothing shall be deemed to excuse (i) the Applicant or the other Ayr Entities, and their respective successors and assigns, from performing their obligations under this Plan, the New 2026 Notes Documents or any other contract or agreement entered into pursuant to, in connection with, or contemplated by, this Plan, or (ii) the Backstop Provider from performing its obligations under the Backstop Commitment Letter; and

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(b)	agreed that if there is any conflict between the provisions of any agreement or other arrangement, written or oral, existing between such Person and the Applicant or the other Ayr Entities prior to the Effective Date and the provisions of this Plan, then the provisions of this Plan take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

For greater certainty, nothing in this Plan shall release or waive Claims in respect of the Release Carve-Outs.

6.4          Compliance with Deadlines

The Applicant has the right to waive strict compliance with any election or other deadlines pursuant to this Plan (with the prior consent of the Requisite Supporting Senior Noteholders, which shall not be unreasonably withheld or delayed), and shall be entitled to waive any deficiencies with respect to any forms or other documentation submitted pursuant to this Plan.

6.5          Paramountcy

From and after the Effective Date, any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, guarantee, subordination agreement, loan agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the 2024 Noteholders and any one or more of Ayr, the Applicant and/or the Existing Guarantors with respect to the 2024 Note Documents as at the Effective Date shall be deemed to be governed by the terms, conditions and provisions of this Plan and the Final Order, which shall take precedence and priority. In the event of any conflict between this Plan and the 2026 Notes Documents, the 2026 Notes Documents shall take precedence and priority.

6.6          Deeming Provisions

In this Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.

6.7          Amendment or Modification of Plan

(a)	The Applicant reserves the right to amend, restate, modify and/or supplement this Plan at any time and from time to time, in a manner consistent with the Support Agreement or otherwise reasonably acceptable to the Requisite Supporting Senior Noteholders; provided that any such amendment, restatement, modification or supplement must be contained in a written document that is (i) filed with the Court and, subject to Section 6.7(c) below, if made following the 2024 Noteholders Meeting, approved by the Court, and (ii) communicated to the 2024 Noteholders in the manner required by the Court (if so required).

(b)	Any amendment, restatement, modification or supplement to this Plan may be proposed by the Applicant, in a manner consistent with the Support Agreement or otherwise reasonably acceptable to the Requisite Supporting Senior Noteholders, at any time prior to or at the 2024 Noteholders Meeting, with or without any prior notice or communication (other than as may be required under the Interim Order), and if so proposed and accepted at the 2024 Noteholders Meeting, shall become part of this Plan for all purposes.

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(c)	Any amendment, restatement, modification or supplement to this Plan may be made following the 2024 Noteholders Meeting by the Applicant, in a manner consistent with the Support Agreement or otherwise reasonably acceptable to the Requisite Supporting Senior Noteholders, without requiring filing with, or approval of, the Court; provided that it concerns a matter which is of an administrative nature and is required to better give effect to the implementation of this Plan and is not materially adverse to the financial or economic interests of any of the 2024 Noteholders.

(d)	Any amendment, restatement, modification or supplement to this Plan that is approved or directed by the Court following the 2024 Noteholders Meeting shall be effective only if it is consented to by each of Ayr, the Applicant and the Requisite Supporting Senior Noteholders (in each case, acting reasonably).

(e)	Any amendment, supplement or modification of this Plan that materially adversely affects any of the Supporting Senior Noteholders in a disproportionate manner shall require the written approval of the adversely affected Supporting Senior Noteholder.

6.8          Notices

Any notice or other communication to be delivered hereunder must be in writing and refer to this Plan and may, as hereinafter provided, be made or given by personal delivery, prepaid mail or email addressed to the respective parties as follows:

(a)            if to the Applicant or Ayr, at:

c/o Ayr Wellness Inc.

2601 South Bayshore Drive, Suite 900

Miami, Florida 33133

Attention: Chief Financial Officer

with a copy (which shall not be deemed notice) to:

Stikeman Elliott LLP

5300 Commerce Court West,

199 Bay Street

Toronto, Ontario M5L 1B9

Attention: Stikeman Elliott LLP

E-mail: SEProjectDior@stikeman.com

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

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Attention: Ray C. Schrock, David J. Cohen and Merritt Johnson
E-mail: Ray.Schrock@weil.com; DavidJ.Cohen@weil.com;
Merritt.Johnson@weil.com

(b)	if to any Supporting Senior Noteholder, at:

Goodmans LLP

Bay Adelaide Centre - West Tower
333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention: Brendan O’Neill and Bradley Wiffen

E-mail: boneill@goodmans.ca; bwiffen@goodmans.ca

and

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Erez Gilad and Alex Cota

E-mail: erezgilad@paulhastings.com; alexcota@paulhastings.com

(c)	if to the Indenture Trustee, the Transfer Agent, the Warrant Agent or the Depositary, at:

Odyssey Trust Company
Stock Exchange Tower
1230 – 300 5th Avenue SW

Calgary AB T2P 3C4
Attn: Corporate Trust

or to such other address as any party above may from time to time notify the others in accordance with this Section 6.8. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada or the United States, all notices and communications during such interruption may only be given or made by personal delivery, courier or by email and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. Any such notices and communications so given or made, in the case of notice by way of personal delivery, courier or email, shall be deemed to have been given or made and to have been received on the day of delivery, couriering or of emailing, as applicable, if received on a Business Day before 5:00 p.m. (local time), or on the next following Business Day if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the fifth Business Day following the date on which such notice or other communication is mailed or couriered. The unintentional failure by the Applicant to give a notice contemplated hereunder to any particular 2024 Noteholder shall not invalidate this Plan or any action taken by any Person pursuant to this Plan.

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6.9          Consent of Supporting Senior Noteholders

For the purposes of this Plan, any matter requiring the agreement, waiver, consent or approval of the Supporting Senior Noteholders or Requisite Supporting Senior Noteholders shall be deemed to have been agreed to, waived, consented to or approved by the Supporting Senior Noteholders or Requisite Supporting Senior Noteholders, as applicable, if such matter is agreed to, waived, consented to or approved in writing (which can be by way e-mail) by any of the Supporting Senior Noteholders Advisors on behalf of the Supporting Senior Noteholders or the Requisite Supporting Senior Noteholders, as applicable, provided that such Supporting Senior Noteholders Advisors confirms in writing (which can be by way of e-mail) that it is providing such agreement, consent, waiver or approval on behalf of the Supporting Senior Noteholders or the Requisite Supporting Senior Noteholders, as applicable.

6.10        Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan without any further act or formality (except as provided herein), each of the Persons named or referred to in, affected by or subject to, this Plan will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by Ayr, the Applicant or the Requisite Supporting Senior Noteholders to carry out the full intent and meaning of this Plan and to give effect to the transactions contemplated herein.

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED AND IN THE MATTER OF RULE 14.05(2) OF THE RULES OF CIVIL PROCEDURE AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT OF AYR WELLNESS CANADA HOLDINGS INC., et al

Court File No: CV-23-00709606-00CL
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding commenced at Toronto

FINAL ORDER

STIKEMAN ELLIOTT LLP Barristers & Solicitors 5300 Commerce Court West 199 Bay Street Toronto, Canada M5L 1B9

Alexander D. Rose LSO#49415P arose@stikeman.com Tel: (416) 869-5261

Lee Nicholson LSO# 66412I leenicholson@stikeman.com Tel: (416) 869-5604

Zev Smith LSO# 70756R zsmith@stikeman.com Tel: (416) 869-5260

Lawyers for the Applicant